Exhibit 8

REPUBLIC OF TÜRKIYE

MINISTRY OF TREASURY AND FINANCE

CONSENT

December 11, 2023

I, Yiğit Korkmaz YAŞAR, Director General, Ministry of Treasury and Finance of the Republic of Türkiye, hereby consent to the reference to my name, in my official capacity as Director General under the caption “Official Statements” in the Prospectus of the Republic of Türkiye included in the Registration Statement filed by the Republic of Türkiye with the United States Securities and Exchange Commission.

[Signature Page Follows]

THE REPUBLIC OF TÜRKIYE

By:	/s/ Yiğit Korkmaz YAŞAR
Yiğit Korkmaz YAŞAR
Director General
Ministry of Treasury and Finance of the Republic of Türkiye

[Signature Page to Consent of the Director General of Debt Office]